Zion Oil & Gas Newsletter
August 21, 2009
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Dear Shareholder and/or Friend of Zion...

At the onset of the Second World War, the Allies needed a direct rail link between Europe and the Middle East. The British Mandate Authority laid down the track for a rail line between Beirut and Tripoli (both in Lebanon) and Haifa. The guide leaflet says that 'they made a huge effort and, in only one year, 200 meters of tunnel was bored into the rocks of Rosh Hanikra'.

The photograph above (left) shows the 'empty' train tunnel, as today Rosh Hanikra is on Israel's northern border with Lebanon. The photograph above (right) shows Israel's side of the border, above ground. On the wall by the blue border gate are arrows showing: Jerusalem 205 kilometers - Beirut 120 kilometers.

It is interesting that it took the British Mandate Authority one full year to tunnel 200 meters. We started our drilling operations on the Ma'anit-Rehoboth #2 well, early in May and less than four months later, we are operating at depths of over 5,000 meters. In fairness, the tunnel above had to give access to a train, whereas our bore hole is less than one-third of a meter (one foot) in diameter.

The Ma'anit-Rehoboth #2 Well

Drilling Operations on the Ma'anit-Rehoboth #2 Well

Last week, I mentioned that one of the drill bits was literally 'torn to bits' and that when we pulled the drill bit out of the hole, it was missing all three of its cones.

So, we had to 'fish' for the missing parts with a junk basket with tungsten carbide teeth, designed to rotate over the junk and rock.

The initial fishing procedure was only partially successful - we recovered one of the cones, but not the other two. We then initiated further fishing procedures and recovered a small amount of metal and some pieces of shale.

Whenever a fishing procedure is required, oilfield industry 'best practice' is to make no more than three attempts at a recovery.

So, after making three attempts to recover the cones and teeth and having achieved only partial success, we decided to set a cement plug at the bottom of the hole, in order to 'sidetrack' the hole, i.e. drill at an angle, in order to go around any remaining junk in the hole.

By giving up a few meters of the hole we would protect the drilling operation from further complications due to any unrecovered pieces of metal interfering with the drill bit.

The good news is that the mechanical condition of the well bore is very good, and we are having no problems either entering or exiting the hole with drill pipe.

This past week, we are still at a depth of approximately 17,470 feet (5,325 meters) near to our final target of approximately 18,040 feet (5,500 meters).

By the way, with regard to our drilling to date, all the indications are that, as I write, we have not yet reached the Permian geological layer, so, we plan to drill on...

Dr. Dorit Korngreen, Stephen Pierce and Dr. Eliezer Kashai

Triassic Logging and Analysis of the Ma'anit-Rehoboth #2 Well

 The photograph above was taken during a visit, last week, to our Caesarea office by Dr. Dorit Korngreen of the Department of Geological and Environmental Sciences, Ben Gurion University of the Negev. Dr. Korngreen is an expert in dating geological strata by identifying the 'micro-bugs' found in rock cuttings. Her original Ph.D. was on the Triassic geological formation in Israel and she visited us in order to discuss her findings on cuttings taken from our well. She met with Zion's Vice President, Israeli Exploration, Dr. Eliezer Kashai, and Zion's Exploration Manager, Stephen Pierce.

We have cased our well from the surface down to approximately 15,830 feet (4,825 meters) and are looking carefully at various zones of interest.

We are (im)patiently waiting for the interpretation of the very sophisticated Triassic logging carried out by Baker Atlas (a division of Baker Hughes). That work is carried out in-house by Baker Hughes in Aberdeen, Scotland and we have asked them to concentrate on a fracture analysis of an approximately 1,000 feet (300 meter) section that lies at depths between 13,125 feet (4,000 meters) and 15,830 feet (4,825 meters).

We have already received a formation evaluation from our consultant in Houston, so slowly, but surely, we are putting all the different information together.

In my July 17 update to you, I noted that the review process of the Triassic logging and other scientific analysis would require many weeks of work, both in Israel and in the U.S.A. I understand that many are waiting for the outcome of the Triassic section of our well, but please be patient. We must ensure that our conclusions, the decisions resting on them and our announcements are both professional and prudent.

The site of the Elijah #3 Well

Operations on the site of the proposed Elijah #3 Well

This past week we received a (much needed) permit from Israel's National Roads Authority allowing us to connect the drill site to the road system, in order to have safe vehicle access to the site. When we move the rig from the Kibbutz Ma'anit site, more than 1,000 tons of equipment will arrive by truck at this new site at Kibbutz Ein Carmel.

We already have a permit from Israel's water authority (Mekorot), and the work to connect the site to a water supply has begun.

The site preparation work has also begun.

(New) Rights Offering

On Wednesday, July 29, 2009, Zion filed a registration statement with the Securities and Exchange Commission (SEC) with respect to a proposed Rights Offering to its common stockholders.

The registration statement is currently under review by the SEC.

A welcome to our new Stockholders

Zion Oil & Gas, Inc. would not exist without the support of our stockholders and we have tried, to the greatest extent possible, to let you know how much we value, on an individual basis, your interest in our work, your prayers for our success and your financial support.

Whether you hold 100 shares of stock, 1,000 shares of stock, 10,000 shares of stock... or even none at all (but just wish us well)... thank you for your continued support.

This past week, institutional investors (i.e. banks, investment houses, mutual funds, etc.) filed their changes in investments with the SEC.

We can now welcome, as stockholders, the institutions listed below. For your interest, I'll note the approximate amount of stock that they held at the filing date. (By the way, this list is not complete, but just to give you an idea of who has purchased Zion stock.)

Barclays Global Investors - 529,000 shares

Ing - 280,500 shares

Goldman Sachs - 119,000 shares

Usquehanna International - 93,200 shares

Tiaa Cref Investments - 69,700 shares

Renaissance Technologies - 57,000 shares

Northern Trust - 40,600

Bank of New York (Mellon) - 33,300 shares

Vanguard - 21,000

Morgan Stanley - 18,000 shares

Blackrock Investment Management - 17,000 shares

American International Group (AIG) - 9,600 shares

A total of over 1.25 million shares of stock...

Exult and shout for joy, O Zion dweller
for the Holy One of Israel is great in your midst.

Isaiah 12:6

Once again, thank you for your continued support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com